Exhibit 10. 17

GEOMET, INC.

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (the “Agreement”), made and entered into in Houston, Texas, as of this 13th day of March, 2007 (the “Effective Date”), by and between GEOMET, INC., a Delaware corporation (the “Company”), and                                          , an employee of the Company (“Employee”),

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to assure that the Company will have the continued dedication of Employee, notwithstanding the possibility, threat or occurrence of a Corporate Change (as defined below); and

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Corporate Change, to encourage Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Corporate Change, and to provide Employee with compensation and benefit arrangements upon a Corporate Change which ensures that such compensation and benefits are competitive with other employers;

NOW, THEREFORE, in consideration of premises and the covenants herein made, the Company and Employee do hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following words and phrases shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

(a) “Affiliate” shall mean a parent corporation or a subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively, and any other person with whom the Company would be considered a single employer under Section 414(b) of the Code (controlled group of corporations) or Section 414(c) of the Code (partnerships, proprietorships, etc., under common control), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(b) “Base Pay” shall mean the annualized base rate of compensation payable by the Employer to Employee in cash, including any amount that Employee could have received in cash had Employee not elected to contribute such amount to an employee benefit plan maintained by the Employer, but excluding overtime pay, call pay, shift and area differentials, commissions, bonuses, added premiums, and all other forms of incentive or supplemental pay, employee benefits and perquisites paid or provided by the Employer.

(c) “Corporate Change” shall mean (1) the dissolution or liquidation of the Company, (2) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”), (3) the sale of all or substantially all of the assets of the Company, or (4) the occurrence of a Change in Control. Notwithstanding the foregoing, “Corporate Change” shall not include any public offering of equity of the Company pursuant to a registration that is effective under the Securities Act of 1933, as amended (the “Act”) or any private offering of equity of the Company pursuant to an exemption from the Act. A “Change in Control” shall be deemed to have occurred if (1) individuals who were directors of the Company immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board (or of the Board of Directors of any successor to the Company or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such Control Transaction, or (2) any entity, person or Group acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (1) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock, (2) any Corporate Change Merger of the Company, (3) any contested election of directors of the Company, or (4) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended. As used herein, “Common Stock” means the common stock of the Company, $0.001 par value per share, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) A “Constructive Termination Event” shall be deemed to have occurred with respect to Employee if within the period beginning sixty (60) days prior to and ending ninety (90) days following the occurrence of the first Corporate Change to occur after the Effective Date the Employer:

(1) reduces Employee’s Base Pay or target bonus under any bonus or incentive compensation plan of the Employer from the Base Pay being paid to or the bonus being targeted for Employee immediately prior to such Corporate Change;

(2) makes a significant reduction in the level, or a significant increase in the cost to Employee, of the employee benefits (including but not limited to medical, dental, vision, life insurance, accidental death and dismemberment, and long-term disability benefits) and perquisites being provided to or for the benefit of Employee from the level or cost applicable to Employee immediately prior to such Corporate Change;

(3) requires or requests Employee to relocate to a principal place of employment that is more than twenty-five (25) miles from the location where Employee was principally employed immediately prior to such Corporate Change;

(4) changes the status, position or responsibilities of Employee which, in Employee’s reasonable judgment, represents a demotion from his or her status, position or responsibilities as in effect immediately prior to such Corporate Change, or assigns duties or responsibilities to Employee which, in Employee’s reasonable judgment, are inconsistent with his or her status, position or responsibilities as in effect immediately prior to such Corporate Change.

(f) “Employer” shall include the Company and any Affiliate that is employing or has employed Employee as an employee.

(g) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(h) “Involuntary Termination” shall mean any termination of Employee’s employment with the Employer which:

(1) does not result from a voluntary resignation by Employee (other than a resignation pursuant to Paragraph 1.1(h)(2)); or

(2) results from a resignation by Employee on or before the date which is sixty (60) days after the date Employee is notified of a Constructive Termination Event applicable to Employee;

provided, however, that the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of Employee’s death or Employee’s disability under circumstances entitling Employee to benefits under the Employer’s long-term disability plan; and provided further that if Employee continues to provide services to or with respect to the Employer (or one of its affiliates or a successor employer) following Employee’s termination of employment with the Employer, the “Involuntary Termination” of Employee shall not be deemed to have occurred until Employee has incurred a “separation from service” (within the meaning of Section 409A(a)(2) of the Code and the regulations promulgated thereunder) with respect to the Employer and its affiliates.

(i) “Payment Date” shall mean (1) if Employee is not a Specified Employee, the day that is ten (10) days after the later of the date of Employee’s Involuntary Termination or the date of the occurrence of the first Corporate Change to occur after the Effective Date, and (2) if Employee is a Specified Employee, the earlier of (i) the date that is six (6) months after the date of Employee’s Involuntary Termination, or (ii) the date that is thirty (30) days after the date of Employee’s death following Employee’s termination of employment with the Employer.

(j) “Retention Period” shall mean the period beginning sixty (60) days prior to and ending ninety (90) following the occurrence of the first Corporate Change to occur after the Effective Date.

(k) “Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations promulgated thereunder.

(l) “Termination for Cause” shall mean any termination of Employee’s employment with the Employer by reason of a finding by the Employer of acts or omissions constituting, in the Employer’s reasonable judgment, (1) a breach of duty by Employee in the course of Employee’s employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to the Employer, or moral turpitude constituting criminal felony; (2) conduct by Employee that is materially detrimental to the Employer, monetarily or otherwise, or reflects unfavorably on the Employer or Employee to such an extent that the Employer’s best interests reasonably require the termination of Employee’s employment; (3) acts or omissions of Employee materially in violation of Employee’s obligations under any written employment or other agreement between Employee and the Employer or at law; (4) Employee’s failure to comply with or enforce Employer policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (5) Employee’s repeated insubordination; (6) Employee’s failure to comply with or enforce, in any material respect, all other personnel policies of the Employer; (7) Employee’s failure to devote Employee’s full (or other required) working time and best efforts to the performance of his responsibilities to the Employer; or (8) Employee’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

2. Retention Bonus. Subject to the provisions of Paragraphs 3 and 4 hereof:

(a) If Employee’s employment by the Employer continues through the end of the last day of the Retention Period, the Employer shall pay to Employee on the date immediately following the last day of the Retention Period an amount in cash equal to              percent (        %) of the Base Pay being paid to Employee immediately prior to the occurrence of the first Corporate Change to occur after the Effective Date; or

(b) If Employee’s employment by the Employer terminates in an Involuntary Termination after the commencement of the Retention Period but prior to the end of the last day of the Retention Period, the Employer shall pay to Employee on Employee’s Payment Date an amount in cash equal to              percent (        %) of the Base Pay being paid to Employee immediately prior to the occurrence of the first Corporate Change to occur after the Effective Date.

The amount payable to Employee under this Paragraph 2 shall be subject to any required tax withholding, and shall not constitute compensation that is taken into account for the purposes of determining benefits or allocating contributions under any employee benefit plan (within the meaning of ERISA) maintained by the Employer. Any payment to be made to Employee pursuant to Paragraph 2(b) above shall be in addition to any payment due to Employee pursuant to Employer’s Severance Plan made effective as of January 29, 2007.

3. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:

GeoMet, Inc.

909 Fannin, Suite 1850

Houston, Texas 77010

If to Employee to:

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

4. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7. Withholding. The Employer shall withhold from any amount payable to Employee pursuant to this Agreement or from other remuneration payable to Employee, and shall remit to the appropriate governmental authority if required by applicable law, any income, employment or other tax such entity is required by applicable law to so withhold from and remit on behalf of Employee and any other amounts authorized in writing by Employee.

8. No Continued Employment and Effect of Agreement. This Agreement shall not enlarge or otherwise affect the terms of Employee’s employment with the Employer, and the Employer may terminate Employee’s employment as freely and with the same effect as if this Agreement had not been established.

9. Assignment.

(a) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations under this Agreement, except as provided in the remainder of this Paragraph 11. Without limiting the foregoing, Employee’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by Employee’s will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Paragraph 11 the Employer shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) The Company may (1) as long as it remains obligated with respect to this Agreement, cause the Company’s obligations hereunder to be performed by a subsidiary or subsidiaries for which Employee performs services, in whole or in part, or (2) assign this Agreement and the Company’s rights hereunder in whole, but not in part, to any entity with or into which the Company may hereafter merge or consolidate or to which it may transfer all or substantially all of its assets, if said entity shall by operation of law or expressly in writing assume all liabilities of the Company hereunder as fully as if it has been originally named the Company herein. Subject to the foregoing, this Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns.

10. Modifications. This Agreement may not be amended or terminated except by a written instrument executed by the Company and Employee or their legal representatives.

11. Code Section 409A Compliance. This Agreement is intended to provide compensation that is not subject to the tax imposed under Section 409A of the Code, and shall be interpreted and administered to the extent possible in accordance with such intent. Neither the Company nor any other Employer makes any guarantee as to the tax treatment of any payment to be made to or with respect to Employee pursuant to this Agreement.

12. Confidentiality. Employee agrees to keep the terms of this Agreement confidential. Employee specifically agrees that Employee will not at any time disclose, or cause or permit the disclosure of, the terms of this Agreement except as may be necessary (a) in filing tax returns or SEC filings, (b) in connection with enforcing the terms and conditions of this

Agreement in an appropriate proceeding, (c) in response to a valid subpoena or other lawful process, or (d) in complying with the requirements of applicable law. If Employee breaches this nondisclosure provision, the Company shall be entitled to injunctive relief to obtain specific performance of this provision and shall be entitled to recover its costs and attorneys’ fees from Employee.

13. Term of Agreement. If no Corporate Change occurs prior to February 1, 2008, this Agreement shall terminate and be null and void in its entirety on and after February 1, 2008.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

GEOMET, INC.

By:
Name:	J. Darby Seré
Title:	President & Chief Executive Officer

EMPLOYEE